Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements (Form S-8 No. 2-68366, Form S-8 No. 33-60725, Form S-8 No. 33-60727, Form S-8 No. 333-13751, Form S-8 No. 333-19325, Form S-8 No. 333-70239, Form S-8 No. 33-27866, Form S-8 No. 333-56947, Form S-3 No. 33-46325, Form S-3 No. 33-52121, Form S-3 No. 333-68211 and Form S-3 No. 333-84292-01) of AMR Corporation, and in the related Prospectuses, of our reports dated March 31, 2003, with respect to the consolidated financial statements and schedule of AMR Corporation included in this Annual Report (Form  10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Dallas, Texas
April 9, 2003